Exhibit (j)

SAFEKEEPING AGREEMENT

Dated as of                   , 2011

among

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.,

WELLS FARGO SECURITIES, LLC,
as Administrative Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Safekeeping Agent,

SAFEKEEPING AGREEMENT

THIS SAFEKEEPING AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of                                 , 2011, by and among (a) NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company (“New Mountain”), (b) WELLS FARGO SECURTIES, LLC, as Administrative Agent (in such capacity and together with any successor thereto, the “Administrative Agent”) under the Amended and Restated Loan and Security Agreement, dated as of                         , 2011, by and among, New Mountain, as the Borrower, each of the Lenders from time to time party thereto (the “Lenders”), the Administrative Agent, and the Safekeeping Agent (as defined below) (as the same may be amended, extended, restated, supplemented, modified, refinanced, refunded or replaced from time to time, the “Loan Agreement”), and (c) WELLS FARGO BANK, NATIONAL ASSOCIATION, as safekeeping agent (in such capacity and together with any successor thereto, the “Safekeeping Agent”, and collectively with New Mountain and the Administrative Agent, the “Parties”).

RECITALS

WHEREAS, New Mountain is a closed-end management investment company, which has elected to do business as a business development company under the 1940 Act (as defined below), and is authorized to issues shares of common stock;

WHEREAS, New Mountain has acquired assets and desires to deliver such assets, the proceeds thereof, and certain documents in connection therewith (collectively, the “Assets”) to the Safekeeping Agent;

WHEREAS, New Mountain and the Administrative Agent (prior to the Payoff Date, as defined below) desire to appoint the Safekeeping Agent to hold the Assets and to direct the Safekeeping Agent with respect to the transfer and release thereof pursuant to the terms of this Agreement and, prior to the Payoff Date, the Loan Agreement;

WHEREAS, New Mountain has granted to the Administrative Agent a security interest in all the Assets of New Mountain pursuant to the terms of the Loan Agreement to secure all Obligations of New Mountain (as defined in the Loan Agreement).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.1         Construction.  Unless otherwise specified, references in this Agreement to any Article or Section are references to such Article or Section of this Agreement and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.2         Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Loan Agreement.  In addition to such terms defined herein, the following words shall have the meanings set forth below:

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”:  The meaning given in Section 2.2 of this Agreement.

“Applicable Law”:  For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances and orders by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Assets”: The meaning given in the Recitals.

“Business Day”:  Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York, the location of the Safekeeping Agent’s Corporate Trust Office.

“Cash”: Cash or legal currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Contractual Obligation”:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Corporate Trust Office”: The designated corporate trust office of the Safekeeping Agent, currently located at 9062 Old Annapolis Road, Columbia, Maryland, or such other address within the United States as the Safekeeping Agent may designate from time to time by notice to New Mountain, and prior to the Payoff Date, the Administrative Agent.

“Federal Reserve Bank Book-Entry System”:  A depository and securities transfer system operated by the Federal Reserve Bank of the United States.

 “Governmental Authority”:  With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Lender”:  Wells Fargo Bank, National Association and each financial institution which may from time to time become a Lender under the Loan Agreement by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by the Loan Agreement.

“Lien”:  Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Loan”:  Any commercial loan or note owned by New Mountain.

“Loan Agreement”: The meaning given in the Preamble to this Agreement.

“Material Adverse Effect”:  With respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of New Mountain, (b) the validity, enforceability or collectability of the Loan Agreement or any other Transaction Document or the validity, enforceability of collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of New Mountain (or, to the extent New Mountain is no longer the Collateral Administrator, the Collateral Administrator) to perform its obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’, lien on the Collateral.

“Noteless Loan”:  A Loan with respect to which the Underlying Instruments do not require the Obligor to execute and deliver, and the Obligor has not executed and delivered, a promissory note evidencing any indebtedness created under such Loan.

“Obligor”:  With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Opinion of Counsel”:  A written opinion of counsel, which opinion and counsel are, if delivered prior to the Payoff Date, acceptable to the Administrative Agent in its sole discretion.

“Participation”: An interest in a Loan that is acquired indirectly by way of a participation from a selling institution.

“Payoff Date”:  The date in which the Administrative Agent delivers the Payoff Notice pursuant to Section 7.1 hereof.

“Payoff Notice”:  The Form of Payoff Notice attached hereto as Exhibit B.

“Person”:  An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Physical Asset” shall mean any Asset that is represented by a certificate, bond or other physical form of instrument, which certificate, bond or other physical form of instrument evidences solely such Asset.  For the avoidance of doubt, an Asset that is represented by a global or other certificate, bond or other physical form of instrument held by or on behalf of the Depository Trust Company (“DTC”) or its nominee or another clearing corporation or its nominee shall not constitute a Physical Asset.

“Physical Document”: The meaning as established under Section 3.4(2) of this Agreement.

“Proceeds”:  With respect to any Asset, all property that is receivable or received when such Asset is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Asset.

“Proper Instructions”:  The meaning given in Section 2.4 of this Agreement.

“Required Loan Documents”:

For each Loan, the following documents or instruments:

(a)           for each Loan other than a Noteless Loan, (1) a copy of the related executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by New Mountain in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to New Mountain), or (2) if such promissory note is not issued in the name of New Mountain, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan from any prior owner thereof directly to New Mountain and from New Mountain in blank; and

(b)           to the extent applicable for the related Loan, copies of the executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) sale and servicing agreement, (f) acquisition agreement (or similar agreement) and (g) security agreement; provided that to the extent that final copies of the foregoing documents are not available as of the related Funding Date, the latest available draft copies with the final copies to be delivered within ten (10) Business Days after such Funding Date.

“Securities”: Collectively, the (i) investments, including Loans, acquired by New Mountain and delivered to the Safekeeping Agent by New Mountain from time to time during the term of, and pursuant to the terms of, this Agreement and (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i).

 “Street Delivery Custom”:  A custom of the United States securities market to deliver securities which are being sold to the buying broker for examination to determine that the securities are in proper form.

“Street Name”: The form of registration in which the securities are held by a broker who is delivering the securities to another broker for the purposes of sale, it being an accepted custom in the United States securities industry that a security in Street Name is in proper form for delivery to a buyer and that a security may be re-registered by a buyer in the ordinary course.

“Underlying Instrument”: (i) Prior to the Payoff Date, as defined in the Loan Agreement, and (ii) on and after the Payoff Date, any loan agreement, credit agreement, indenture or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

 “United States”:  The United States of America.

SECTION 1.3         Rule of Construction.   In the event that New Mountain is no longer the Collateral Administrator under the Loan Agreement, each report required to be delivered by the Safekeeping Agent hereunder to the Borrower shall also be delivered to the Collateral Administrator and the Collateral Administrator will be deemed to be granted authority hereunder with respect to the Assets and the Accounts consistent with its duties under the Loan Agreement.

ARTICLE II

APPOINTMENT OF THE SAFEKEEPING AGENT; COLLATERAL ACCOUNT, INTEREST COLLECTION ACCOUNT AND PRINCIPAL COLLECTION ACCOUNT

SECTION 2.1         Each of New Mountain and the Administrative Agent (prior to the Payoff Date) hereby designate and appoint the Safekeeping Agent to act as its agent and hereby authorizes the Safekeeping Agent to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Safekeeping Agent by this Agreement or, prior to the Payoff Date, the Loan Agreement.  The Safekeeping Agent hereby accepts such agency appointment to hold the Assets pursuant to the terms of this Agreement and, prior to the Payoff Date, the Loan Agreement, until its resignation or removal pursuant to the terms hereof.

SECTION 2.2         Prior to the Payoff Date, the Safekeeping Agent agrees that it has established and is maintaining on its books and records, in the name of New Mountain, (i) the securities account designated as the “Collateral Account” with account number                (such account, together with any replacements thereof or substitutions therefor, the “Collateral Account”), (ii) the securities account designated as the “Principal Collections Account” with account number                    (such account, together with any replacements thereof or substitutions therefor, the “Principal Collections Account”), (iii) the securities account designated as the “Interest Collections Account” with account number                (such account, together with any replacements thereof or substitutions therefor, the “Interest Collections Account”), (iii) the securities account designated as the “Excess Future Funding Account” with account number                (such account, together with any replacements thereof or substitutions therefor, the “Excess Future Funding Account”) and (iv) the securities account designated as the “Borrower Collections Account”  with account number                    (such account, together with any replacements thereof or substitutions therefor, the “Borrower Collections Account” and, together with the Collateral Account, the Principal Collections Accounts, and the Interest Collections Account, the “Accounts”).  All Assets held in the Accounts will be individually segregated from the securities and investments of any other Person and marked so as to clearly identify them as the property of New Mountain as set forth under this Agreement.

SECTION 2.3         Prior to the Payoff Date, the Safekeeping Agent will, by book-entry notation, promptly credit to the applicable Account all property to be credited thereto pursuant to the Loan Agreement.  Prior to the Payoff Date, subject to the Securities Account Control Agreement, Assets thereof shall be withdrawn from the Accounts only upon Proper Instructions pursuant to Section 2.4 hereof.  On and after the Payoff Date, THE SAFEKEEPING AGENT will, by book-entry notation, promptly credit to the applicable Account all property to be credited thereto pursuant to the terms hereof or pursuant to Proper Instructions.

SECTION 2.4         Proper Instructions.

The Safekeeping Agent shall hold the Assets in safekeeping and, subject to the terms hereof, and prior to the Payoff Date, the Securities Account Control Agreement, and shall release and transfer Assets only in accordance with Proper Instructions.  “Proper Instructions” shall mean signed written instructions or cabled, telexed, facsimile or electronically transmitted instructions in respect of any of the matters referred to in this Agreement purported to be signed (except in the case of electronically transmitted instructions) by two or more persons duly authorized to sign on behalf of New Mountain and, in the case of electronically transmitted instructions, in accordance with such authentication procedures as may be agreed by the Safekeeping Agent and New Mountain from time to time.

ARTICLE III

SAFEKEEPING OF ASSETS

SECTION 3.1         Segregation.  All Assets and non-cash property held by the Safekeeping Agent, as applicable, for the account of New Mountain shall be physically segregated from other Assets and non-cash property in the possession of the Safekeeping Agent (including the Assets and non-cash property of the other series of New Mountain, if applicable) and marked so as to clearly identify them as property of New Mountain.

SECTION 3.2         Delivery of Assets.  Prior to the Payoff Date, New Mountain shall deliver each item of Collateral to the Safekeeping Agent in accordance with the Loan Agreement.  On and after the Payoff Date, New Mountain shall deliver, or cause to be delivered, to the Safekeeping Agent all of New Mountain’s securities, cash and other investment assets, including:

(a)  all payments of income, payments of principal and capital distributions received by New Mountain with respect to such Securities, cash or other assets owned by New Mountain at any time during the period of this Agreement, and (b) all cash received by New Mountain for the issuance, at any time during such period, of Shares or other securities or in connection with a borrowing by New Mountain. With respect to Loans, Required Loan Documents and other underlying loan documents shall be delivered to the Safekeeping Agent at the address identified for the Safekeeping Agent.  With respect to Assets other than Loans, such

Assets shall be delivered to the Safekeeping Agent (where relevant) at the address identified for the Safekeeping Agent.  Except to the extent otherwise expressly provided herein, delivery of Securities to the Safekeeping Agent shall be in Street Name or other good delivery form.  The Safekeeping Agent shall not be responsible for such Securities, cash or other assets until actually delivered to, and received by it.

(b) (i)  In connection with its acquisition of a Loan or other delivery of a security constituting a Loan, New Mountain shall deliver or cause to be delivered the Required Loan Documents to the Safekeeping Agent at the address identified for the Safekeeping Agent.   The Safekeeping Agent shall not be responsible for such Required Loan Documents until actually delivered to, and received by it.

(ii)  Notwithstanding anything herein to the contrary, delivery of securities acquired by New Mountain which constitute Noteless Loans or Participations or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Safekeeping Agent of (i) in the case of a Noteless Loan, a copy of the loan register with respect to such Noteless Loan evidencing registration of such Loan on the books and records of the applicable obligor or bank agent to the name of New Mountain (or its nominee) and  or a copy (which may be a facsimile copy) of an assignment agreement  in favor of New Mountain as assignee, and (ii) in the case of a Participation, a copy of the related participation agreement.

(iii)  Contemporaneously with the acquisition of any Loan, New Mountain shall (i) cause the Required Loan Documents evidencing such Loan to be delivered to the Safekeeping Agent; (ii) take all actions necessary for New Mountain to acquire good title to such Loan; and (iii) take all actions as may be necessary (including appropriate payment notices and instructions to bank agents or other applicable paying agents) to cause (A) all payments in respect of the Loan to be made to the Safekeeping Agent and (B) all notices, solicitations and other communications in respect of such Loan to be directed to New Mountain.

(c)  In connection with each delivery of Physical Documents hereunder to the Safekeeping Agent, New Mountain shall provide to the Safekeeping Agent an electronic file (in EXCEL or a comparable format acceptable to the Safekeeping Agent) that contains a list of all Physical Documents and whether they require original signatures.  If, at the conclusion of the review per Section 3.3, the Safekeeping Agent shall determine that any Physical Document has not been delivered, the Safekeeping Agent shall notify New Mountain.  The Safekeeping Agent shall not have any responsibility for reviewing the genuineness of any Underlying Instruments delivered to it by New Mountain.

SECTION 3.3         Obligations with respect to Assets and Required Loan Documents Prior to the Payoff Date.  (a)        Prior to the Payoff Date, the Safekeeping Agent shall perform the following duties with respect to any Underlying Instruments and Required Loan Documents:

(i)            The Safekeeping Agent shall take and retain the Required Loan Documents delivered by New Mountain pursuant to the definition of “Eligible Loans” in the Loan Agreement in accordance with the terms and conditions of this Agreement and the Loan

Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties.  Within five (5) Business Days of its receipt of any Underlying Instruments, the Safekeeping Agent shall review the Required Loan Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document must contain a copy of a signature, that such copies appear to bear a reproduction of such signature and (B) based on a review of the applicable note, the related original Loan balance, Loan identification number and Obligor name with respect to such Loan is referenced on the related Loan List and is not a duplicate Loan (such items (A) through (B) collectively, the “Review Criteria”).  In order to facilitate the foregoing review by the Safekeeping Agent, in connection with each delivery of Underlying Instruments hereunder to the Safekeeping Agent, New Mountain shall provide to the Safekeeping Agent an electronic file (in EXCEL or a comparable format acceptable to the Safekeeping Agent) that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the original Loan balance with respect to each related Loan.  If, at the conclusion of such review, the Safekeeping Agent shall determine that (1) the original Loan balances of the Loans with respect to which it has received Underlying Instruments is less than as set forth on the electronic file, the Safekeeping Agent shall immediately notify the Administrative Agent and New Mountain of such discrepancy, and (2) any Review Criteria is not satisfied, the Safekeeping Agent shall within one (1) Business Day notify New Mountain of such determination and provide New Mountain with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy.  New Mountain shall have ten (10) Business Days to correct any non-compliance with any Review Criteria.  If after the conclusion of such time period New Mountain has still not cured any non-compliance by a Loan with any Review Criteria, the Safekeeping Agent shall promptly notify New Mountain and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy.  In addition, if requested in writing in the form of Exhibit A by New Mountain and approved by the Administrative Agent within ten (10) Business Days of the Safekeeping Agent’s delivery of such report, the Safekeeping Agent shall return the Underlying Instruments for any Loan which fails to satisfy a Review Criteria to New Mountain.  Other than the foregoing, the Safekeeping Agent shall not have any responsibility for reviewing any Underlying Instruments.

(ii)           In taking and retaining the Underlying Instruments, the Safekeeping Agent shall be deemed to be acting as the agent of the Secured Parties; provided that the Safekeeping Agent makes no representations as to the existence, perfection or priority of any Lien on the Underlying Instruments or the instruments therein; and provided further that the Safekeeping Agent’s duties as agent shall be limited to those expressly contemplated herein.

(iii)          All Underlying Instruments that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Corporate Trust Office.  All Underlying Instruments that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access.  All Underlying Instruments that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Safekeeping Agent.  All Underlying Instruments that are delivered to the Safekeeping Agent in electronic format shall be saved onto disks and/or onto the Safekeeping

Agent’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(iv)          The Safekeeping Agent shall make payments in accordance with Section 2.7 and Section 2.8 of the Loan Agreement (the “Payment Duties”).  In addition, on each Reporting Date, the Safekeeping Agent shall provide a written report to the Administrative Agent and New Mountain (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Underlying Instruments, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v)           The Safekeeping Agent shall, promptly upon its actual receipt of a Borrowing Base Certificate from New Mountain, calculate the Borrowing Base and, if the Safekeeping Agent’s calculation does not correspond with the calculation provided by New Mountain on such Borrowing Base Certificate, deliver such calculation to each of the Administrative Agent, and New Mountain within one (1) day of receipt by the Safekeeping Agent of such Borrowing Base Certificate.  In performing its duties, (A) the Safekeeping Agent shall use a similar degree of care and attention as it employs with respect to similar collateral that it holds for others and (B) all calculations made by the Safekeeping Agent pursuant to this Agreement or the Loan Agreement using Super Senior Indebtedness, Advance Rate, EBITDA and Unrestricted Cash of any Obligor (or, with respect to Advance Rate, Loan) shall be made using such amounts as provided by New Mountain to the Safekeeping Agent.

SECTION 3.4         Obligations with respect to Assets and Required Loan Documents on and after the Payoff Date.

(a)  On and after the Payoff Date, the Safekeeping Agent shall perform the following duties with respect to the Assets:

(1)  With respect to each Asset that is not a Physical Asset, such Asset shall be credited by the Safekeeping Agent to the Collateral Account.

(2)  With respect to any Physical Assets and Underlying Instruments (collectively, the “Physical Documents”):

(i)            The Safekeeping Agent shall take and retain any Physical Assets and the Required Loan Documents delivered by New Mountain.  Within five (5) Business Days of its receipt of any Underlying Instruments, the Safekeeping Agent shall review the Physical Documents delivered to it to confirm receipt of such document and, if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document must contain a copy of a signature, that such copies appear to bear a reproduction of such signature. In connection with each delivery of Physical Documents hereunder to the Safekeeping Agent, New Mountain shall provide to the Safekeeping Agent an electronic file (in EXCEL or a comparable format acceptable to the Safekeeping Agent) that contains a list of all Physical Documents and whether they require original signatures.  If, at the conclusion of such review, the Safekeeping Agent shall determine that any Physical Document has not been delivered, the Safekeeping Agent shall notify New Mountain.  The Safekeeping Agent shall not have any responsibility for reviewing any Underlying Instruments.  All Physical Documents that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Corporate Trust Office and shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access.  All Physical Documents that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Safekeeping Agent.  All Underlying Instruments that are delivered to the Safekeeping Agent in electronic format shall be saved onto disks and/or onto the Safekeeping Agent’s secure computer system, and maintained in a manner so as to permit retrieval and access.

SECTION 3.5         Release of Documents Prior to the Payoff Date.

(a)   Release for Servicing.  Prior to the Payoff Date, as appropriate for the enforcement or servicing of any of the Collateral, the Safekeeping Agent is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from New Mountain of a request for release of documents and receipt in the form annexed hereto as Exhibit A, to release to New Mountain within two (2) Business Days of receipt of such request, the related Underlying Instruments or the documents set forth in such request and receipt to New Mountain.  All documents so released to New Mountain shall be held by New Mountain in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement and the Loan Agreement.  New Mountain shall return to the Safekeeping Agent the Underlying Instruments or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when New Mountain’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from New Mountain to the Safekeeping Agent in the form annexed hereto as Exhibit A, New Mountain’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Safekeeping Agent to New Mountain.

(b)   Release for Payment.  Prior to the Payoff Date, upon receipt by the Safekeeping Agent of New Mountain’s request for release of documents and receipt in the form annexed hereto as Exhibit A (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Safekeeping Agent shall promptly release the related Underlying Instruments to New Mountain.

SECTION 3.6         Release of Documents and Assets on and after the Payoff Date.  On and after the Payoff Date, upon receipt by the Safekeeping Agent of Proper Instructions, the Safekeeping Agent shall promptly release any Physical Documents or Assets held by the Safekeeping Agent in accordance with such Proper Instructions.

SECTION 3.7         Return of Underlying Instruments Prior to the Payoff Date.

Prior to the Payoff Date, New Mountain may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Safekeeping Agent return each Required Loan Document (as applicable), respectively (a) delivered to the Safekeeping Agent in error, (b) as to which the lien on the Underlying Asset has been so released pursuant to Section 8.2 of the Loan Agreement, or (c) that has been the subject of a Discretionary Sale pursuant to Section 2.15 of the Loan Agreement, in each case by submitting to the Safekeeping Agent and the Administrative Agent a written request in the form of Exhibit A hereto (signed by both New Mountain and the Administrative Agent) specifying the Asset to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement and the Loan Agreement being relied upon for such release).  the Safekeeping Agent shall upon its receipt of each such request for return executed by New Mountain and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Underlying Instruments so requested to New Mountain.

SECTION 3.8         Access to Certain Documentation and Information Regarding the Assets; Audits.  (a)  Prior to the Payoff Date, New Mountain and the Safekeeping Agent shall provide to the Administrative Agent access to the Underlying Instruments and all other documentation regarding the Assets including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to New Mountain’s and the Safekeeping Agent’s normal security and confidentiality procedures.  Periodically at the discretion of the Administrative Agent, the Administrative Agent may review New Mountain’s collection and administration of the Collateral in order to assess compliance by New Mountain with Article VI of the Loan Agreement and may conduct an audit of the Collateral, and Underlying Instruments in conjunction with such a review.  Such review shall be reasonable in scope and shall be completed in a reasonable period of time.  Without limiting the foregoing provisions of this Section 3.8, from time to time (not to exceed one (1) time per fiscal quarter) on request of the Administrative Agent, the Safekeeping Agent shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct, at New Mountain’s expense, a review of the Underlying Instruments and all other documentation regarding the Collateral.

(b)   On or after the Payoff Date, upon reasonable request by New Mountain, New Mountain, and employees and agents of the Securities and Exchange Commission shall have reasonable access to the Safekeeping Agent’s books and records relating to the Accounts and Assets during the Safekeeping Agent’s normal business hours and upon reasonable advance request, at New Mountain’s expense.  Any such access granted to the employees and agents of the Securities and Exchange Commission shall not require a subpoena, but shall only be granted after the Safekeeping Agent has given prior notice to, and obtained written consent from, New Mountain.

(c)   Both prior to the Payoff Date and on and after the Payoff Date, on request of New Mountain, or an independent public accountant appointed by New Mountain, the Safekeeping Agent shall permit such independent public accountant to conduct, at New Mountain’s expense, an examination to verify the Assets are held in safekeeping.  Such examination shall occur at least three (3) times per fiscal year, at least two (2) of which are to be chosen by such independent public accountant without prior notice to New Mountain.

SECTION 3.9         Cash Invested as Eligible Investments. (a)  Prior to the Payoff Date, all Cash in the Accounts at the end of a Business Day will be invested in Permitted

Investments selected by New Mountain on each Payment Date (or pursuant to standing instructions provided by New Mountain); provided that, from and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Accounts, all such amounts may be invested in Permitted Investments selected by the Administrative Agent (which may be pursuant to standing instructions provided by the Administrative Agent).

(b)   On and after the Payoff Date, the Safekeeping Agent shall not invest immediately available funds held hereunder in the absence of Proper Instructions New Mountain and shall not be liable for not investing or reinvesting funds in accordance with this Agreement in the absence of such Proper Instructions.  It is expressly agreed and understood that the Safekeeping Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to Proper Instructions.

SECTION 3.10       Proxy Voting Services.  (a) If requested by New Mountain, the Safekeeping Agent shall promptly forward New Mountain’s decision on any proxy solicitation or request for vote or other consent or solicitation relating to any Security to the appropriate third party seeking a decision on such matters.

(b)   The Safekeeping Agent shall endeavor to promptly notify New Mountain of such rights or discretionary actions or of the date or dates by when such rights must be exercised or such action must be taken, provided that the Safekeeping Agent has received, from the issuer (with respect to securities issued in the United States) or from one of the nationally or internationally recognized bond or corporate action services to which the Safekeeping Agent subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken.

SECTION 3.11       Communications Relating to Securities.  (a) The Safekeeping Agent shall transmit promptly to New Mountain, and prior to the Payoff Date, the Administrative Agent, all written information (including pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Safekeeping Agent, from its agents or from issuers of the securities being held for New Mountain.  The Safekeeping Agent shall have no obligation or duty to exercise any right or power, or otherwise to preserve rights, in or under any securities unless and except to the extent it has received timely Proper Instruction from New Mountain in accordance with the next sentence. The Safekeeping Agent will not be liable for any untimely exercise of any right or power in connection with securities at any time held by the Safekeeping Agent, unless: (i) the Safekeeping Agent has received Proper Instructions with regard to the exercise of any such right or power; and (ii) the Safekeeping Agent, or its agents are in actual possession of such securities, in each case, at least three (3) Business Days prior to the date on which such right or power is to be exercised. It will be the responsibility of New Mountain to notify the Safekeeping Agent of the Person to whom such communications must be forwarded under this Section 3.11.

SECTION 3.12       Collection of Income.  The Safekeeping Agent or its agents shall use reasonable efforts to collect on a timely basis all income and other payments with respect to the Assets held hereunder to which New Mountain shall be entitled, to the extent consistent with usual custom in the securities custodian business in the United States. Such efforts shall include collection of interest income, dividends and other payments with respect to registered domestic Securities if on the record date with respect to the date of payment by the issuer the Security is registered in the name of the Safekeeping Agent or its nominee (or in the name of its agent); and interest income, dividends and other payments with respect to bearer domestic securities if, on the date of payment by the issuer such Securities are held by the Safekeeping Agent or agent; provided, however, that in the case of securities held in Street Name, the Safekeeping Agent shall use commercially reasonable efforts only to timely collect income. In no event shall the Safekeeping Agent’s agreement herein to collect income be construed to obligate the Safekeeping Agent to commence, undertake or prosecute any legal proceedings.

SECTION 3.13       Notations of Deposits, Withdrawals and Delivery.  Any Person acting on behalf of New Mountain (other than, prior to the Payoff Date, the Administrative Agent) when depositing Assets in or withdrawing Assets from the safekeeping of the Safekeeping Agent, or when ordering the withdrawal and delivery of such Assets from the safekeeping of the Safekeeping Agent, shall sign a notation in respect of such deposit, withdrawal or order which shall show (1) the date and time of the deposit withdrawal or order, (2) the title and amount of the Assets deposited, withdrawn or ordered to be withdrawn, and an identification thereof by certificate numbers or otherwise, (3) the manner of acquisition of the Assets deposited or the purpose for which they have been withdrawn, or ordered to be withdrawn, and (4) if withdrawn and delivered to another person, the name of such person.  Such notation shall be transmitted promptly to an officer or director of New Mountain designated by its board of directors who shall not be a person authorized to issue Proper Instructions.  Such notations shall be on serially numbered forms and shall be preserved for at least one (1) year by New Mountain.

SECTION 3.14       Books and Records.  The Safekeeping Agent shall create and maintain complete and accurate books and records relating to its activities under this Agreement with respect to the Assets or other property held for New Mountain under this Agreement. To the extent that the Safekeeping Agent, in its sole discretion, is able to do so, the Safekeeping Agent may provide assistance to New Mountain (at New Mountain’s reasonable request made from time to time) by providing sub-certifications regarding certain of its services performed hereunder to New Mountain in connection with New Mountain’s certification requirements pursuant to the Sarbanes-Oxley Act of 2002, as amended. All such books and records shall be the property of New Mountain. Upon reasonable request, copies of any such books and records shall be provided to New Mountain, or prior to the Payoff Date, the Administrative Agent, at its expense.  The Safekeeping Agent shall, at New Mountain’s request, supply New Mountain with a tabulation of securities owned by New Mountain and held by the Safekeeping Agent and shall, when requested to do so by New Mountain and for such compensation as shall be agreed upon between New Mountain and the Safekeeping Agent, include, to the extent applicable, the certificate numbers in such tabulations, to the extent such information is available to the Safekeeping Agent.

SECTION 3.15       Reporting.  (a) If requested by New Mountain, the Safekeeping Agent shall render to New Mountain (and, prior to the Payoff Date, with a copy to the Administrative Agent) a monthly report of (i) all deposits to and withdrawals from the Accounts during the month, and the outstanding balance (as of the last day of the preceding monthly report and as of the last day of the subject month) and (ii) an itemized statement of the Assets held pursuant to this Agreement as of the end of each month, as well as a list of all securities transactions that remain unsettled at that time, and (iii) such other matters as the parties may agree from time to time.

(b)   For each Business Day, the Safekeeping Agent shall render to New Mountain (and, prior to the Payoff Date, with a copy to the Administrative Agent) a daily report of (i) all deposits to and withdrawals from the Accounts for such Business Day and the outstanding balance as of the end of such Business Day, and (ii) a report of settled trades of Securities for such Business Day.

(c)   The Safekeeping Agent shall have no duty or obligation to undertake any market valuation of the Assets under any circumstance.

(d)   The Safekeeping Agent shall provide New Mountain (and, prior to the Payoff Date, with a copy to the Administrative Agent) with such reports as are reasonably available to it and as New Mountain may reasonably request from time to time, on the internal accounting controls and procedures for safeguarding securities, which are employed by the Safekeeping Agent.

SECTION 3.16       Tax Matters.  (a) New Mountain shall provide to the Safekeeping Agent such documentation and information as the Safekeeping Agent may require or reasonably request in connection with taxation, and each of them warrants that, when given, this information shall be true and correct in all material respects, not materially misleading in any way, and contain all material information.  New Mountain undertakes to notify the Safekeeping Agent promptly if any such information requires updating or amendment.

(b)   The Safekeeping Agent shall not be liable to New Mountain or any third party for any taxes, fines or penalties payable by the Safekeeping Agent or New Mountain, and shall be indemnified accordingly, whether these result from the inaccurate completion of documents by New Mountain or any third party, or as a result of the provision to the Safekeeping Agent or any third party of inaccurate or misleading information or the withholding of material information by New Mountain or any third party, or as a result of any delay of any revenue authority or any other matter beyond the Safekeeping Agent’s control.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 5.1         Representations and Warranties of New Mountain.

New Mountain represents and warrants as follows:

(a)           Organization and Good Standing.  New Mountain has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Assets.

(b)           Due Qualification.  New Mountain is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or to have obtained such licenses or approvals could not reasonably be expected to have a Material Adverse Effect.

(c)           Power and Authority; Due Authorization; Execution and Delivery. New Mountain (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided.  This Agreement and each other Transaction Document to which New Mountain is a party have been duly executed and delivered by New Mountain.

(d)           Binding Obligation.  Each Transaction Document to which New Mountain is a party constitutes a legal, valid and binding obligation of New Mountain enforceable against New Mountain in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)           No Violation.  The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) in any material respect conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, New Mountain’s certificate of formation, the limited liability company agreement or any Contractual Obligation of New Mountain, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of New Mountain’s properties pursuant to the terms of any such Contractual Obligation, other than the Loan Agreement, or (iii) violate any Applicable Law in any material respect.

SECTION 5.2         Representations and Warranties of the Safekeeping Agent.

THE SAFEKEEPING AGENT represents and warrants as follows:

(a)   Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Loan Agreement.

(b)   Due Authorization.  The execution and delivery of this Agreement and the Loan Agreement and the consummation of the transactions provided for herein and therein have been duly authorized by all necessary association action on its part.

(c)   No Conflict.  The execution and delivery of this Agreement and the Loan Agreement, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Safekeeping Agent is a party or by which it or any of its property is bound.

(d)   No Violation.  The execution and delivery of this Agreement and the Loan Agreement, the performance of the Transactions contemplated hereby and thereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Safekeeping Agent.

(e)   All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Safekeeping Agent, required in connection with the execution and delivery of this Agreement and the Loan Agreement, the performance by the Safekeeping Agent of the transactions contemplated hereby and thereby and the fulfillment by the Safekeeping Agent of the terms hereof and thereof have been obtained.

(f)    Validity, Etc.  Each of this Agreement and the Loan Agreement constitutes the legal, valid and binding obligation of the Safekeeping Agent, enforceable against the Safekeeping Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g)   Business Continuity Policies.  It maintains business continuity policies and standards that include data file back-up and recovery procedures that comply with all applicable regulatory requirements.

ARTICLE V

CONCERNING THE SAFEKEEPING AGENT

SECTION 5.1         Duty of Care.  (a) The Safekeeping Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  Prior to the Payoff Date, the Safekeeping Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.  On and after the Payoff Date, the Safekeeping Agent may rely conclusively on and shall be fully protected in acting upon Proper Instructions.

(b)   The Safekeeping Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)   The Safekeeping Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its duties in taking and retaining the Underlying Instruments and, prior to the Payoff Date, in the case of its grossly negligent performance of its Payment Duties.

(d)   The Safekeeping Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement and the Loan Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Assets, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement and the Loan Agreement) of any of the Assets.  The Safekeeping Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)   The Safekeeping Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the Loan Agreement and no covenants or obligations shall be implied in this Agreement or the Loan Agreement against the Safekeeping Agent.

(f)    The Safekeeping Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder or under the Loan Agreement.

(g)   It is expressly agreed and acknowledged that the Safekeeping Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Assets.

SECTION 5.2         Indemnification of the Safekeeping Agent; Costs and Expenses.  (a)  New Mountain hereby agrees to indemnify the Safekeeping Agent and hold the Safekeeping Agent, its agents and attorneys harmless from and against any and all costs, expenses, damages, liabilities and claims (including, without limitation, reasonable attorneys’ fees and accountants’ fees), sustained or incurred by or asserted against the Safekeeping Agent by reason of or as a result of any action or inaction, or arising out of the Safekeeping Agent’s performance hereunder, including, without limitation, reasonable fees and expenses of counsel incurred by the Safekeeping Agent in a successful defense of claims by any one or more of the Safekeeping Agent; provided, that New Mountain shall not have any obligation hereunder to indemnify the Safekeeping Agent for those costs, expenses, damages, liabilities or claims to the extent they arise out of the Safekeeping Agent’s bad faith, reckless disregard, willful misconduct or gross negligence.  This indemnity shall be a continuing obligation of New Mountain and its respective successors and assigns, notwithstanding the termination of this Agreement or the resignation or replacement of the Safekeeping Agent.

(b)   New Mountain agrees to pay to the Safekeeping Agent the fees set forth in the Fee Schedule, or as may be agreed upon from time to time by the Safekeeping Agent and New Mountain, and, prior to the Payoff Date, the Administrative Agent.  The Safekeeping Agent’s

entitlement to receive such fees shall cease upon its removal or resignation as Safekeeping Agent pursuant to Section 7.1 of this Agreement.  New Mountain agrees to reimburse the Safekeeping Agent for all costs associated with the conversion of Collateral and the transfer of Assets and records kept in connection with this Agreement.  New Mountain agrees to reimburse the Safekeeping Agent for all actual and reasonable out-of-pocket expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred in the administration of this Agreement or performance of its duties hereunder, including those which are a normal incident of the services provided hereunder.

(c)   Prior to the Payoff Date, all fees, expenses, and indemnities payable pursuant to this Section 5.2 shall be payable pursuant to the priorities set forth in Section 2.7 and 2.8 of the Loan Agreement.

SECTION 5.3         Force Majeure.  The Safekeeping Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes, fires; floods, wars, civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of external utilities or external communications service; acts of civil or military authority; and governmental actions.  The Safekeeping Agent shall endeavor to provide notice to New Mountain and the Administrative Agent of the occurrence of any such circumstances as soon as reasonably practicable thereafter.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1         Delivery of Certificate of Payoff Notice.  Immediately upon the payment of all Obligations (other than any contingent obligations in respect of which no claim for reimbursement has been made) of New Mountain pursuant to the Loan Agreement, and termination of the Loan Agreement, the Administrative Agent shall deliver a Payoff Notice to the Safekeeping Agent in the form attached hereto as Exhibit B.  Following the receipt of a Payoff Notice, the Safekeeping Agent shall continue to hold the Assets pursuant to the terms of this Agreement and, with respect to the transfer and release of any Assets or any other matter referred to in this Agreement regarding the Assets or Accounts, the Safekeeping Agent shall comply with Proper Instructions.

SECTION 6.2         Notices.  All demands, notices, requests, instructions and communications upon or to or upon any party hereto shall be in writing, either by letter (delivered by hand or sent by certified mail, return receipt requested), facsimile, telegram or e-mail addressed as set forth below.  Any demand, notice, request, instruction or communication shall be deemed to have been duly given to the intended recipient upon receipt at the respective addresses listed below, or at such other address as shall be designated by such person in a written notice to the other parties to this Agreement.

If to the Safekeeping Agent,

For notices

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn:  CDO Trust Services—New Mountain Capital

Fax:  (410) 715-3748

Phone(410) 884-2000

For delivering physical securities:

Wells Fargo Bank, N.A.
1055 10th Avenue S.E.
Minneapolis, MN 55414
Attention:  ABS Custody Vault
Tel: (612) 667-8058
Fax: (612) 667-1080

If to the Administrative Agent,

One Wachovia Center, NC0600

Charlotte, NC 28288

Attention: Mary Katherine DuBose

Facsimile:  (704) 715-0067

Confirmation:  (704) 383-0906

All electronic dissemination of Notices should be sent to
scp.mmloans@wachovia.com

If to New Mountain,

787 Seventh Avenue, 49th Floor
New York, NY 10019
Attention:  Rob Hamwee, John Kline and Josh Greenberg
Fax:  (212) 720-0351

SECTION 6.3         No Waiver; Cumulative Remedies.  Each and every right granted to any party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of any party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

SECTION 6.4         Severability of Provisions.  In case any provision or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, to the extent permitted by Applicable Law the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.

SECTION 6.5         Amendments.  This Agreement may not be amended or modified in any manner except by a written agreement executed by the Safekeeping Agent and New Mountain, and prior to the Payoff Date, the Administrative Agent.

SECTION 6.6         Successor and Assigns.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. Neither party shall be permitted to assign their rights under this Agreement without the written consent of the other party; provided, however, that the foregoing shall not limit the ability of the Safekeeping Agent to delegate certain duties or services to or perform them through agents or attorneys appointed with due care as expressly provided in this Agreement.  Any Person into which the Safekeeping Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Safekeeping Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Safekeeping Agent, shall be the successor of the Safekeeping Agent hereunder, and shall be bound by the provisions hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto and without the consent of any other party hereto.

SECTION 6.7         Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.8         1940 Act Compliance.  No action taken under this Agreement or the Loan Agreement, shall be in violation of the 1940 Act.

SECTION 6.9         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

SECTION 6.10       Table of Contents Headings.  The Table of Contents, Cross-Reference Table, and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE VII

TERMINATION

SECTION 7.1         Removal and Resignation. (a)  At any time prior to the Payoff Date, the Safekeeping Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Safekeeping Agent (the “Termination Notice”); provided that notwithstanding its receipt of a Termination Notice, the Safekeeping Agent shall continue to act in such capacity until a successor has been appointed, has agreed to act as safekeeping agent hereunder and under the Loan Agreement, and has received all Collateral and Underlying

Instruments held by the Safekeeping Agent.  At any time on and after the Payoff Date, the Safekeeping Agent may be removed, with or without cause, by New Mountain upon sixty (60) days prior written notice to the Safekeeping Agent.

(b)   At any time, the Safekeeping Agent may terminate this Agreement upon (a)(i) prior to the Payoff Date, ninety (90) days or (ii) thereafter, sixty (60) days written notice to the other Parties hereto, or (b) the Safekeeping Agent determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Safekeeping Agent could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the termination of this Agreement by the Safekeeping Agent without giving sixty (60) or ninety (90) days notice, as applicable, shall be evidenced as to clause (b)(i) above by an Opinion of Counsel to such effect delivered to New Mountain and prior to the Payoff Date, the Administrative Agent.  At any time prior to the receipt by the Safekeeping Agent of a Payoff Notice from the Administrative Agent, no such termination shall become effective until a successor has assumed the responsibilities and obligations of the Safekeeping Agent hereunder; provided that such successor shall be an Affiliate of Wells Fargo Bank, N.A.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as a deed by their respective officers or signatories thereunto duly authorized as of the day and year first above written.

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.

By:	Adam Weinstein

By:
Name: Adam Weinstein
Title: Chief Financial Officer & Treasurer

WELLS FARGO SECURITIES, LLC, in its capacity as Administrative Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Safekeeping Agent

By:
Name:
Title:

EXHIBIT A

FORM OF RELEASE OF UNDERLYING INSTRUMENTS

[Delivery Date]

BY FACSIMILE: (612) 667-1080

Wells Fargo Bank, National Association

ABS Custody Vault

1055 10th Ave. SE

MAC N9401-011

Minneapolis, MN 55414

Attention:  Corporate Trust Services — Asset-Backed Securities Vault

With a copy to:

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn:  CDO Trust Services—New Mountain Capital

Re:          Safekeeping Agreement, dated as of [                      ], 2010 (as amended, modified, supplemented or restated from time to time, the “Safekeeping Agreement”), by and among by and among New Mountain Finance Holdings L.L.C., (“New Mountain”), and Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo Bank, National Association.  Capitalized terms used but not defined herein shall have the meanings provided in the Safekeeping Agreement.

Ladies and Gentlemen:

In connection with the administration of the Underlying Instruments held by Wells Fargo Bank, National Association on behalf of the Administrative Agent as agent for the Secured Parties, under the Loan and Security Agreement, we request the release of the Underlying Instruments (or such documents as specified below) for the Loans described below, for the reason indicated.

Obligor’s Name, Address & Zip Code:

Loan Identification Number:

Reason for Requesting Documents (check one)

☐             1.      Loan paid in full. (The Collateral Administrator hereby certifies that all amounts received in connection with such Loan have been credited to the Collection Account.)

☐             2.      Loan liquidated by                                                        . (The Collateral Administrator hereby certifies that all proceeds (net of liquidation expenses which the Collateral Administrator may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

☐             3.      Loan in foreclosure.

☐             4.      Delivered in Error.

☐             5.      Substitution.

☐             6.      Failure to satisfy Review Criteria.

☐             7.      Repurchased.

☐             8.      Optional Sale.

☐             9.      Discretionary Sale.

☐             10.    Termination of Agreement.

☐             11.    Servicing.

☐             12.    Other (explain).

If box 1, 2, 4, 5, 6, 7, 8, 9 or 10 above is checked, and if all or part of the Underlying Instruments were previously released to us, please release to us the Underlying Instruments, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan.

If box 3, 11 or 12 above is checked, we will return of all of the above Underlying Instruments to you (i) promptly upon the request of the Administrative Agent or (ii) when our need therefor no longer exists.

[Remainder of Page Intentionally Left Blank]

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Collateral Administrator

	By:	Adam Weinstein

By:
Name: Adam Weinstein
Title: Chief Financial Officer & Treasurer

Consent of Administrative Agent if required under the Agreement:

WELLS FARGO SECURITIES, LLC,
as the Administrative Agent

By:
Name:
Title:
Date:

EXHIBIT B

FORM OF PAYOFF NOTICE

The undersigned hereby certifies, represents and warrants to Wells Fargo Bank, National Association (“Wells Fargo, NA”) as follows with respect to (a) the Safekeeping Agreement, dated as of                      , 20     (as amended, supplemented or otherwise modified from time to time, the “Safekeeping Agreement”), by and among New Mountain Finance Holdings L.L.C. (“New Mountain”), Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo, NA, as the Safekeeping Agent, and (b) the Amended and Restated Loan and Security Agreement, dated as of                         , 20     (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among New Mountain, each of the Lenders from time to time party thereto (the “Lenders”), the Administrative Agent, and Wells Fargo, NA:

As of the date hereof, the Commitments have been terminated and the Obligations have been paid in full pursuant to the Loan Agreement, and the Loan Agreement has terminated subject to the terms of Section 12.6 of the Loan Agreement.

IN WITNESS WHEREOF, this certificate has been executed this [  ] day of [    ], 20[  ].

WELLS FARGO SECURITIES, LLC, as the Administrative Agent

By:
Name:
Title:
Date: